Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diageo plc:

We consent to the incorporation by reference in the registration statements listed below of Diageo plc of our report dated 29 July 2015, with respect to the consolidated income statement, and consolidated statements of comprehensive income, changes in equity and cash flows of Diageo plc and its subsidiaries for the year ended 30 June 2015, which report appears in the 30 June 2017 annual report on Form 20-F of Diageo plc.

Registration statements on Form F-3 of Diageo plc (No. 333-202774), Diageo Finance B.V. (No. 333-202774-01), Diageo Capital plc (No. 333-202774-02) and Diageo Investment Corp (No. 333-202774-03)

Registration statements on Form S-8 of Diageo plc (File No. 333-153481, 333-154338, 333-162490, 333-169934, 333-182315, 333-206290)

/s/ KPMG LLP
London, England 8 August 2017